Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFLINK COMPANY CONTACT: SAFLINK Corporation Thomas Doggett, Marketing & Comm. Mgr. (800) 762-9595 tdoggett@saflink.com	SAFLINK PRESS CONTACT: Sterling Communications Kate Andrejack (253)-853-5030 kandrejack@sterlingpr.com

SAFLINK® CORP. REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

BELLEVUE, WA –(August 14, 2003) – SAFLINK® Corporation (NASDAQ: SFLK), a leading developer, marketer, and integrator of biometric security solutions, today reported its financial results for the second quarter of 2003.

Revenue for the second quarter of 2003 was $167,000 compared to $597,000 in the first quarter of 2003 and $364,000 in the second quarter of 2002. The Company reported a net loss attributable to common stockholders of $3.4 million, or $0.13 per share, in the second quarter of 2003 compared to a net loss attributable to common stockholders of $2.0 million, or $0.09 per share, in the first quarter of 2003, and a net loss attributable to common stockholders of $1.6 million, or $0.12 per share, in the second quarter of 2002.

For the six months ended June 30, 2003, revenue was $764,000 compared to $560,000 in the first six months of 2002. The Company reported a net loss attributable to common stockholders of $5.4 million, or $0.22 per share compared to a net loss attributable to common stockholders of $8.0 million, or $0.68 per share, in the first six months of 2002.

“The second quarter was marked by our investment in our sales and distribution infrastructure that we believe will help to significantly improve our sales results in the coming quarters. During the second quarter we hired and trained a new direct sales team; signed up and trained the second largest Citrix distributor in the U.S.; became compliant with a key U.S. Food and Drug Administration regulation to allow us to pursue sales opportunities in the pharmaceutical industry and reached an agreement with a major PC manufacturer to provide our products to its customers. Building this infrastructure required a significant amount of effort and focus by management and our employees, but we believe it was a prudent investment in our future.” said Glenn Argenbright, SAFLINK’s President and Chief Executive Officer.

Argenbright continued, “We were able to make this investment while maintaining a healthy cash balance on our balance sheet of over $12 million. In addition to the increased traction we’re seeing in the healthcare vertical, we are optimistic about the sales initiatives we are engaged in at several leading pharmaceutical companies, as we continue to stay focused on the opportunities with the Department of Defense’s Common Access Card (CAC) program and the Transportation Security Administration’s TWIC initiative. We are also very pleased with our participation on the teams that recently won contract awards from the Office of the Secretary of Defense (OSD) and the Defense Information Systems Agency (DISA). We view these contract awards as encouraging signs that the Federal government is continuing its support for the adoption of biometric technologies.”

The Company will hold an earnings conference call today at 5:00 PM EDT. The Company may provide forward-looking information on this call. To listen to the conference, please call 1-800-992-7413 (international callers dial +1-801-303-7424).

About SAFLINK

SAFLINK Corporation brings “The Power of Biometric Authentication™” to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, protect valuable information, and replace text-based passwords. These solutions are designed to safeguard and simplify access to electronic systems and online services. Further information is available through the Company’s web site at www.saflink.com.

NOTE: “SAFLINK,” “SAFsolution,” and “The Power of Biometric Authentication” are registered trademarks of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to complete new sales contracts entered into this quarter, its ability to convert any backlog or potential sales opportunities into definitive agreements and revenue-producing relationships, its ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

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SAFLINK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenue:
Product	$87	$121	$357	$257
Service	80	243	407	303

Total revenue	167	364	764	560

Cost of revenue:
Product	36	168	91	279
Service	79	96	163	123

Total cost of revenue	115	264	254	402

Gross profit	52	100	510	158

Operating expenses:
Product development	705	406	1,186	808
Sales and marketing	1,482	369	2,485	728
General and administrative	1,251	942	2,247	1,903

Total operating expenses	3,438	1,717	5,918	3,439

Operating loss	(3,386)	(1,617)	(5,408)	(3,281)

Interest expense	(5)	—	(5)	(38)
Other income, net	21	(4)	31	4

Net loss	(3,370)	(1,621)	(5,382)	(3,315)
Preferred stock dividend	—	—	—	4,731

Net loss attributable to common stockholders	$(3,370)	$(1,621)	$(5,382)	$(8,046)

Basic and diluted loss per common share:
Net loss	$(0.13)	$(0.12)	$(0.22)	$(0.28)
Preferred stock dividend	—	—	—	(0.40)

Net loss attributable to common stockholders	$(0.13)	$(0.12)	$(0.22)	$(0.68)

Weighted average number of common shares outstanding	26,074	13,036	23,986	11,836

SAFLINK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS	June 30, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$12,179	$7,447
Accounts receivable, net	240	143
Inventory	132	39
Other current assets	574	790

Total current assets	13,125	8,419

Furniture and equipment, net	563	199

	$13,688	$8,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$448	$758
Accrued expenses	449	467
Deferred revenue	47	130

Total current liabilities	944	1,355

Stockholders’ equity:
Preferred stock	—	—
Common stock	267	196
Additional paid-in capital	103,108	92,316
Accumulated deficit	(90,631)	(85,249)

Total stockholders’ equity	12,744	7,263

	$13,688	$8,618